                                 Exhibit 11.1

                            SEER TECHNOLOGIES, INC.

             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
                   (in thousands, except per share amounts)


                                                          For the Years Ended September 30,
                                                ----------------------------------------------------
                                                                                        (Pro Forma)
                                                     1997               1996               1995
                                                --------------     --------------     --------------
Primary earnings per share:
Average common shares outstanding
   (excluding convertible shares)                       11,707             11,445              3,989
Common shares from conversion of
   Series B Convertible Preferred Stock                      -                  -              4,946(1)
Common shares from conversion of
   Series C Convertible Preferred Stock                      -                  -                148(1)
Shares issued for redemption of
   Senior Preferred Stock                                    -                  -                648(2)
Common stock equivalents                                     - (4)              - (4)          1,776(3)
                                                 --------------     --------------     --------------
Total common and common
   equivalent shares outstanding                        11,707             11,445             11,507
                                                 ==============     ==============     ==============
Net income (loss)                                    $ (9,966)       $   (31,582)        $     5,152
                                                 ==============     ==============     ==============
Per share amount                                       ($0.85)            ($2.76)              $0.45
                                                 ==============     ==============     ==============

Fully diluted earnings per share (5)

(1) Series B and C Convertible Preferred Stock were outstanding for three of four quarters in 1995:

      Series B shares of 6,594 X 75% =4,946 shares
      Series C shares of 198 X 75% =148 shares

(2)   Dividend - Senior Redeemable Preferred Stock                           417
      Principal - Senior Redeemable Preferred Stock                       15,135
                                                                   -------------
      Total redemption value                                              15,552
      Divided by IPO price per share                                       18.00
                                                                   -------------
      Number of equivalent shares of common
      stock                                                                  864
      Adjustment - outstanding for three of four quarters
      in fiscal 1995                                                        0.75
                                                                   -------------
      Number of equivalent shares of common
      stock                                                                  648
                                                                   =============

(3) Common stock equivalents presented assume a market price of $18.00 (the IPO price) and are calculated using the treasury stock method.

(4) Common stock equivalents are not included since their effect on the earnings per share calculation is antidilutive.

(5) Presentation of fully diluted earnings per share is not required for any of the periods presented.



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